Nasdaq — NSIT	FOR IMMEDIATE RELEASE
Thursday, July 24, 2003, 4pm ET

INSIGHT ENTERPRISES, INC. REPORTS SECOND QUARTER RESULTS

Net Sales of $725 Million and Diluted Earnings Per Share of $0.18

TEMPE, Ariz. – July 24, 2003 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today reported net sales and net earnings for the three and six months ended June 30, 2003.

Chief Executive Officer Timothy A. Crown said, “In a persistently challenging IT spending environment, I am pleased that although we saw a decrease in year-over year comparables, we posted a 2% sequential increase in net sales and a 20% sequential increase in diluted earnings per share. We have yet to see a substantial rebound in IT spending, but we are encouraged by increased customer activity and we also are making strides in improving the efficiency of our operating structure.”

Net sales for the quarter ended June 30, 2003 decreased 2% to $725.4 million from $737.1 million in the same period in 2002. Net sales for the six months ended June 30, 2003, increased 14% to $1,436.7 million from $1,265.0 for the six months ended June 30, 2002. Net earnings and diluted earnings per share for the second quarter of 2003 were $8.2 million and $0.18, respectively, compared to second quarter 2002 net earnings of $13.1 million and diluted earnings per share of $0.28. Net earnings and diluted earnings per share for the six months ended June 30, 2003 were $15.2 million and $0.33 respectively, compared with net earnings of $25.2 million and diluted earnings per share of $0.56 for the six months ended June 30, 2002. Operating results in the 2002 periods include the operations of an acquisition after April 25, 2002. The results for the second quarter of 2003 include the effects of accelerated depreciation of software that will not be utilized after the IT systems conversion in Insight North America ($1.1 million, net of taxes) and additional restructuring expenses in Insight North America ($407,000, net of taxes). These items collectively reduced diluted earnings per share by approximately $0.03.

The Company’s effective tax rates for the three months ended June 30, 2003 and 2002 were 37.0% and 38.6%, respectively. The effective tax rate decreased due to increases in net earnings for our United Kingdom operations, which are taxed at lower rates than the United States, and a reduction in Canadian tax rates.

Working capital as of June 30, 2003 was $196.4 million compared to $154.6 million as of June 30, 2002. Annualized inventory turns, excluding inventories not available for sale, were 34 times for the second quarter of 2003 compared to 63 times for the second quarter of 2002. The decrease in annualized inventory turns resulted from a reduction in the percentage of direct shipments and a corresponding increase in inventories, increases in opportunistic purchases and changes in a manufacturer’s buying programs. The $6.5 million of inventories not available for sale represents inventories segregated pursuant to binding customer contracts, which will be recorded as net sales when the products are shipped to the customers. Days sales outstanding in ending accounts receivable were 45 for the second quarter of 2003 compared to 50 for the second quarter of 2002. Cash flows from operations for the six months ended June 30, 2003 and 2002 were $86.6 million and $44.5 million, respectively. Cash flows from operations for the six months ended June 30, 2003 resulted primarily from net earnings before depreciation and a decrease in accounts receivable. The decrease in accounts receivable is due to reduced sales compared to prior year and improved collection efforts. The Company’s outstanding balance under short-term financing arrangements was reduced to $15.0 million at June 30, 2003 from $91.2 million at December 31, 2002 due to strong cash flow from operations. At June 30, 2003, the Company had $28.5 million in cash.

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 2	July 24, 2003

The Company is a leading provider of IT products and services to businesses in the United States, Canada and the United Kingdom. Its offerings include brand name computing products, IT services and outsourcing of business processes. The Company is organized in the following four operating segments:

•	Single-source provider of IT products and services – North America (referred to as “Insight North America”);

•	Direct marketer of computing products and services – United Kingdom (referred to as “Insight UK”);

•	Business process outsourcing provider (referred to as “Direct Alliance”); and

•	Other: Internet service provider (referred to as “PlusNet”).

Insight North America

Insight North America’s net sales in the second quarter of 2003 decreased 2% to $609.9 million, compared to net sales of $624.6 million in the second quarter of 2002, due to decreases in IT spending in an uncertain economic and international environment. Net sales decreased despite the fact that net sales related to the acquisition on April 25, 2002 are only included for two months in the quarter ended June 30, 2002 compared to three months in the quarter ended June 30, 2003. “Although net sales are down from prior year, Insight North America had a 3% sequential increase in net sales from $591.4 million in the first quarter of 2003,” said Mr. Crown. “Net sales sequentially to our small- to medium-sized and public sector customers were relatively flat, with large corporate customers posting a slight increase.”

Insight North America’s gross profit as a percentage of net sales was 11.3% in the second quarter of 2003 and 11.2% in the second quarter a year ago. “The increase in gross margin over the prior year is due primarily to increases in product margin and service revenue as well as a change in accounting classification for certain funds received from vendors. These increases are offset partially by decreases in supplier reimbursements and freight margins,” said Stanley Laybourne, chief financial officer.

The Company adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” effective January 1, 2003. As a result of the adoption of this pronouncement, Insight North America recorded approximately $2.2 million of vendor consideration as a reduction to costs of goods sold during the quarter ended June 30, 2003 that prior to the adoption would have been classified as a reduction of selling and administrative expenses. The change in classification resulted in a 0.36% increase in gross margin and a corresponding increase in selling and administrative expenses as a percentage of net sales compared to the prior classification.

For the second quarter of 2003, Insight North America’s selling and administrative expenses were 9.8% of net sales compared to 8.1% in the same quarter in 2002. During the quarter ended June 30, 2003, Insight North America recorded additional depreciation, included in selling and administrative expenses, totaling $1.7 million due to a reduction in the estimated useful life of certain software assets that will no longer be used after the current IT system conversion is completed. Additionally, Insight North America recorded approximately $892,000 in expenses related to stay bonuses for certain employees whose positions will be eliminated after the IT system conversion. “The increase in selling and administrative expenses as a percentage of sales from prior year is due primarily to maintaining duplicate support departments until the IT system conversion is completed, the change in classification of vendor consideration, accelerated depreciation on certain software assets, stay bonuses for certain employees recorded in this quarter and increases in training costs associated with the IT system conversion,” said Mr. Laybourne. “However, cost saving initiatives during the quarter and a sequential increase in net sales allowed Insight North America to operate with a more efficient operating structure, resulting in a sequential decrease in selling and administrative expenses as a percentage of net sales.”

During the three months ended June 30, 2003, Insight North America recorded restructuring expenses of $639,000 relating to severance associated with the elimination of certain support and management positions. “Although it is always hard to eliminate positions, it was important to reduce our personnel to a level consistent with current sales demand, where possible, without jeopardizing the success of our IT system integration,” commented Mr. Crown.

Insight North America’s earnings from operations, which include the $1.7 million of accelerated depreciation on certain software assets that will not be utilized after the IT systems conversion and $639,000 of restructuring costs, decreased 54% to $8.8 million in the second quarter of 2003, compared to earnings from operations of $19.2 million in the second quarter of 2002.

Insight UK

Insight UK’s net sales in the second quarter of 2003 increased 6% to $90.7 million, compared to net sales of $85.4 million in the second quarter of 2002. Increases in the exchange rates for the United Kingdom accounted for an $8.8 million increase in net sales over the same period last year. Excluding the effect of the exchange rate fluctuations, net sales were

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 3	July 24, 2003

down approximately 4% from the second quarter of 2002 due primarily to a decrease in sales to large corporate customers. “We remain confident that Insight UK has established a solid business strategy, focused primarily on the small- and medium-sized business and public sector customers, and is positioned to grow the business successfully in the United Kingdom,” commented Mr. Crown.

Insight UK’s gross profit as a percentage of net sales was 13.2% in the second quarter of 2003 as compared to 12.1% in the second quarter a year ago. Mr. Laybourne said, “The increase in gross margin over the prior year is due primarily to increases in product and freight margins and a change in accounting classification for certain funds received from vendors. These increases were offset partially by a decrease in supplier reimbursements.”

The Company adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” effective January 1, 2003. As a result of the adoption of this pronouncement, Insight UK recorded approximately $302,000 of vendor consideration as a reduction to costs of goods sold during the quarter ended June 30, 2003 that, prior to the adoption, would have been classified as a reduction of selling and administrative expenses. The change in classification resulted in a 0.33% increase in gross margin and a corresponding increase in selling and administrative expenses as a percentage of net sales, compared to the prior classification.

For the second quarter of 2003, Insight UK’s selling and administrative expenses were 12.4% of net sales compared to 13.5% in the same quarter in 2002. Mr. Laybourne added, “The decrease in selling and administrative expenses as a percentage of net sales is due primarily to cost saving initiatives taken at the end of last quarter, offset by the change in classification of vendor consideration.”

Insight UK posted earnings from operations in the second quarter of 2003 of $690,000, compared to loss from operations of $1.2 million in the second quarter of 2002. “We are pleased that Insight UK successfully posted another quarter of operating earnings,” commented Mr. Crown. “Net sales are sequentially down as expected due to a seasonally strong first quarter but Insight UK continues to focus and execute their current business model.”

Direct Alliance

Direct Alliance posted overall net sales of $18.3 million in the quarter ended June 30, 2003, a 23% decrease compared to $23.8 million in the second quarter of 2002. As stated last quarter, one client program ended, as scheduled, in May 2003. This client represented approximately 3% and 16% of Direct Alliance’s net sales for the three months ended June 30, 2003 and 2002, respectively. Additionally, net sales decreased due to a reduction in freight services that Direct Alliance provides to its clients and a decrease in pass through product sales. For the three months ended June 30, 2003, Direct Alliance’s largest outsourcing client accounted for approximately 67% of Direct Alliance’s net sales and the top three clients represented 90% of net sales.

Direct Alliance’s gross profit decreased $49,000 or 1% to $4.9 million for the second quarter of 2003, compared to $5.0 million for the second quarter of 2002. The decline in gross profit is due primarily to a decrease in sales performance fees from the client whose program ended in May 2003.

Selling and administrative expenses at Direct Alliance increased 29% to $1.1 million for the second quarter of 2003 compared to $886,000 for the second quarter of 2002. The increase in selling and administrative expenses was due primarily to additional depreciation resulting from IT system enhancements and selling and administrative expenses attributable to a new reseller program. Selling and administrative expenses as a percentage of net sales were 6.3% in the second quarter of 2003 compared to 3.7% in the second quarter of 2002.

Direct Alliance posted earnings from operations of $3.8 million for the second quarter of 2003, a 7% decrease, compared to earnings from operations of $4.1 million for the second quarter of 2002. Sequentially, earnings from operations increased 8% from $3.5 million for the three months ended March 31, 2003.

PlusNet

PlusNet’s net sales in the second quarter of 2003 increased 106% to $6.5 million, compared to net sales of $3.2 million in the second quarter of 2002. PlusNet continues to experience a shift in the primary source of its net sales from “dial-up” to broadband Internet access customers. Although broadband Internet access is sold at a lower gross margin percentage, it is providing an increase in net sales and earnings from operations for PlusNet. PlusNet expects broadband Internet access to continue to increase as a percentage of net sales. Additionally, increases in the exchange rates for the United Kingdom accounted for $642,000 of the increase in net sales over the same period last year.

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 4	July 24, 2003

PlusNet’s gross profit as a percentage of net sales decreased from 52.9% in the second quarter of 2002 to 35.9% in the second quarter of 2003 because broadband Internet access, which is sold at lower gross margins, represented a higher percentage of net sales in the second quarter of 2003.

For the second quarter of 2003, PlusNet’s selling and administrative expenses were 24.7% of net sales compared to 36.6% in the same quarter in 2002. This decrease was due primarily to the increase in net sales.

Earnings from operations increased 41% to $728,000 in the second quarter of 2003, compared to earnings from operations of $515,000 in the second quarter of 2002.

Conference Call and Webcast

The Company will host a corresponding conference call and live webcast today at 5:00 p.m. ET to discuss the quarterly results of operations. A live webcast of the conference call (in listen-only mode) will be available on the Company’s corporate website at www.insight.com. A replay of the webcast will be available on the Company’s corporate website for a limited time.

Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things, projections of matters that affect net sales, gross profit, operating expenses, earnings from operations or net earnings; projections of capital expenditures; projections for growth; hiring plans; plans for future operations, including the execution of acquisition integration plans; financing needs or plans; plans relating to our products and services; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following:

•	risks associated with our integration and operation of past and future acquired businesses;
•	reduced demand for products and services in our industry;
•	current unfavorable economic conditions (including uncertainty created by international situations);
•	actions of competitors;
•	changes in supplier reimbursement and buying programs;
•	our ability to manage growth successfully;
•	changing methods of distribution;
•	risks associated with international operations;
•	reliance on suppliers;
•	reliance on information and telephone systems;
•	reliance on our outsourcing clients;
•	rapid changes in product standards;
•	dependence on key personnel;
•	availability of short-term financing arrangements;
•	changes in state sales or use tax collection requirements;
•	recently enacted and proposed changes in securities laws and regulations;
•	results of litigation; and
•	risks that are otherwise described from time to time in our Securities and Exchange Commission reports, including but not limited to the items discussed in “Factors that Could Affect Future Results” set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part 1, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Securities and Exchange Commission.

CONTACTS:	STANLEY LAYBOURNE	KAREN MCGINNIS
	EXECUTIVE VICE PRESIDENT,	SENIOR VICE PRESIDENT-
	CHIEF FINANCIAL OFFICER AND TREASURER	FINANCE
	TEL. 480-350-1142	TEL. 480-333-3074
	EMAIL slaybour@insight.com	EMAIL kmcginni@insight.com

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 5	July 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$725,414	$737,065	$1,436,685	$1,265,028
Costs of goods sold	637,153	650,181	1,263,439	1,112,574

Gross profit	88,261	86,884	173,246	152,454
Operating expenses:
Selling and administrative expenses	73,628	63,950	147,284	109,682
Restructuring expenses	639	—	3,465	—
Reductions in liabilities assumed in previous acquisition	—	—	(2,504)	—
Amortization	—	311	—	311

Earnings from operations	13,994	22,623	25,001	42,461
Non-operating expense, net	1,025	1,218	2,242	2,015

Earnings before income taxes	12,969	21,405	22,759	40,446
Income tax expense	4,800	8,262	7,563	15,238

Net earnings	$8,169	$13,143	$15,196	$25,208

Earnings per share:
Basic	$0.18	$0.29	$0.33	$0.58

Diluted	$0.18	$0.28	$0.33	$0.56

Shares used in per share calculation:
Basic	46,136	44,924	46,114	43,549

Diluted	46,255	46,363	46,192	44,991

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 6	July 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30,	December 31,
	2003	2002

ASSETS	(unaudited)
Current assets:
Cash	$28,505	$30,930
Accounts receivable, net	361,307	401,173
Inventories, net	75,684	73,387
Inventories not available for sale	6,534	19,808
Deferred income taxes and other current assets	28,189	33,269

Total current assets	500,219	558,567
Property and equipment, net	120,893	120,732
Goodwill, net	98,053	94,110
Other assets	86	322

	$719,251	$773,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$230,992	$235,772
Accrued expenses and other current liabilities	56,619	46,872
Current portion of long-term debt and capital leases	1,205	3,414
Short-term financing arrangements	15,000	91,178

Total current liabilities	303,816	377,236
Long-term debt and capital leases, less current portion	11,358	13,146
Deferred income taxes	6,847	8,058
Stockholders’ equity:
Preferred stock	—	—
Common stock	461	461
Additional paid-in capital	253,700	252,624
Retained earnings	127,793	112,597
Accumulated other comprehensive income – foreign currency translation adjustment	15,276	9,609

Total stockholders’ equity	397,230	375,291

	$719,251	$773,731

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 7	July 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	For the Six Months Ended
	June 30,

	2003	2002

	(unaudited)
Cash flows from operating activities:
Net earnings	$15,196	$25,208
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,044	8,451
Provision for losses on accounts receivable	4,717	4,974
Write-down of obsolete, slow-moving and non-salable inventories	5,275	4,277
Tax benefit from stock options exercised	—	5,189
Deferred income taxes	(4,082)	(153)
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	38,910	(27,436)
Decrease (increase) in inventories	5,901	(1,436)
Decrease in other current assets	8,233	4,383
(Increase) decrease in other assets	(2,635)	312
(Decrease) increase in accounts payable	(8,722)	34,414
Increase (decrease) in accrued expenses and other current liabilities	8,731	(13,654)

Net cash provided by operating activities	86,568	44,529

Cash flows from investing activities, net of acquisitions:
Purchases of property and equipment	(12,988)	(9,653)
Purchase of Comark, Inc. and Comark Investments, Inc. (collectively, “Comark”)	—	(102,392)

Net cash used in investing activities	(12,988)	(112,045)

Cash flows from financing activities, net of acquisitions:
Net (repayments) borrowings on financing arrangements and lines of credit	(76,182)	9,302
Net repayment of long-term debt and capital leases	(1,792)	(1,569)
Proceeds from sales of common stock through employee stock plans	1,076	27,844

Net cash (used in) provided by financing activities	(76,898)	35,577

Foreign currency impact on cash flow	893	71

Decrease in cash	(2,425)	(31,868)
Cash at beginning of period	30,930	31,868

Cash at end of period	$28,505	$—

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 8	July 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
QUARTERLY SEGMENT OPERATING DATA TABLE
(UNAUDITED)

	Three Months Ended
	June 30,

Insight North America	2003	2002	% change

Number of account executives	1,309	1,613	(19%)
Direct shipments %	54%	66%	(24	%)**
Average order size	$1,547	$1,438	8%
Percent of sales to businesses	100%	99%	16	% *
Percent unassisted web sales	6%	9%	(31	%)*
Product Mix (as a % of product net sales):
Notebooks and PDA’s	14%	14%	(8	%) *
Desktops and servers	19%	18%	(4	%) *
Software	10%	15%	(37	%) *
Storage devices	9%	8%	4	% *
Networking and connectivity	10%	11%	(15	%) *
Printers	13%	11%	9	% *
Monitors and video	7%	7%	(4	%) *
Memory and processors	5%	5%	(10	%) *
Supplies and accessories	5%	4%	15	% *
Miscellaneous	8%	7%	11	% *
Insight UK
Number of account executives	272	302	(10%)
Direct shipments %	50%	42%	23	% **
Average order size	$907	$558	63%
Percent of sales to businesses	96%	99%	(4	%)*
Percent unassisted web sales	15%	15%	14	% *
Product Mix (as a % of product net sales):
Notebooks and PDA’s	19%	14%	43	% *
Desktops and servers	13%	12%	13	% *
Software	15%	20%	(23	%)*
Storage devices	5%	5%	16	% *
Networking and connectivity	8%	8%	6	% *
Printers	10%	10%	2	% *
Monitors and video	9%	8%	21	% *
Memory and processors	3%	3%	(1	%)*
Supplies and accessories	11%	13%	(15	%)*
Miscellaneous	7%	7%	(1	%)*
Direct Alliance
Net sales mix:
Service fees	92%	90%	(21	%)*
Product sales	1%	—%	—	% *
Pass through product sales	7%	10%	(53	%)*
PlusNet
Active broadband internet access customers	27,111	4,413	514%

* Based on net sales dollars

** Based on number of direct shipments

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 9	July 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended June 30, 2003

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$609,906	$90,702	$6,514	$707,122	$18,292	$725,414
Costs of goods sold	540,872	78,763	4,174	623,809	13,344	637,153

Gross profit	69,034	11,939	2,340	83,313	4,948	88,261
Operating expenses:
Selling and administrative expenses	59,624	11,249	1,612	72,485	1,143	73,628
Restructuring expenses	639	—	—	639	—	639

Earnings from operations	$8,771	$690	$728	$10,189	$3,805	$13,994

Non-operating expense, net						1,025

Earnings before income taxes						12,969
Income tax expense						4,800

Net earnings						$8,169

Total assets	$647,226	$99,901	$26,720	$773,847	$53,079	$719,251

*	Consolidated total assets include net intercompany eliminations and corporate assets of $107,675.

	Six Months Ended June 30, 2003

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$1,201,302	$185,129	$12,344	$1,398,775	$37,910	$1,436,685
Costs of goods sold	1,067,303	160,126	7,759	1,235,188	28,251	1,263,439

Gross profit	133,999	25,003	4,585	163,587	9,659	173,246
Operating expenses:
Selling and administrative expenses	118,354	23,246	3,343	144,943	2,341	147,284
Restructuring expenses	2,922	543	—	3,465	—	3,465
Reductions in liabilities assumed in previous acquisition	—	(2,504)	—	(2,504)	—	(2,504)

Earnings from operations	$12,723	$3,718	$1,242	$17,683	$7,318	25,001

Non-operating expense, net						2,242

Earnings before income taxes						22,759
Income tax expense						7,563

Net earnings						$15,196

Total assets	$647,226	$99,901	$26,720	$773,847	$53,079	$719,251

*	Consolidated total assets include net intercompany eliminations and corporate assets of $107,675.

- MORE -

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q2 2003 Results, Page 10	July 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended June 30, 2002

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$624,637	$85,430	$3,159	$713,226	$23,839	$737,065
Costs of goods sold	554,777	75,073	1,489	631,339	18,842	650,181

Gross profit	69,860	10,357	1,670	81,887	4,997	86,884
Operating expenses:
Selling and administrative expenses	50,363	11,546	1,155	63,064	886	63,950
Amortization	311	—	—	311	—	311

Earnings (loss) from operations	$19,186	$(1,189)	$515	$18,512	$4,111	22,623

Non-operating expense, net						1,218

Earnings before income taxes						21,405
Income tax expense						8,262

Net loss						$13,143

Total assets	$867,080	$210,539	$6,931	$1,084,550	$49,952	$862,184

*	Consolidated total assets include net intercompany eliminations and corporate assets of $272,318.

	Six Months Ended June 30, 2002

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$1,014,007	$195,629	$5,853	$1,215,489	$49,539	$1,265,028
Costs of goods sold	899,616	171,155	2,651	1,073,422	39,152	1,112,574

Gross profit	114,391	24,474	3,202	142,067	10,387	152,454
Operating expenses:
Selling and administrative expenses	82,511	22,654	2,313	107,478	2,204	109,682
Amortization	311	—	—	311	—	311

Earnings (loss) from operations	$31,569	$1,820	$889	$34,278	$8,183	42,461

Non-operating expense, net						2,015

Earnings before income taxes						40,446
Income tax expense						15,238

Net loss						$25,208

Total assets	$867,080	$210,539	$6,931	$1,084,550	$49,952	$862,184

*	Consolidated total assets include net intercompany eliminations and corporate assets of $272,318.

# # #

Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958